EXHIBIT 12


                           TEXAS UTILITIES ELECTRIC COMPANY


          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
               AND TO FIXED CHARGES AND PREFERRED DIVIDENDS



                                              TWELVE MONTHS ENDED
                                         -----------------------------------
                                                            DECEMBER 31,
                                          SEPT. 30,    ---------------------
                                            1997          1996         1995
                                          ---------       ----         ----
                                        THOUSANDS OF DOLLARS, EXCEPT RATIOS

          EARNINGS
            Net income                  $ 750,593     $ 862,695    $ 452,631

            Add: Total income             380,995       405,499      212,953
                 taxes

                 Fixed charges            616,561       649,295      655,678
                 (see detail            ---------     ---------    ---------
                 below)

               Total earnings          $1,748,149    $1,917,489   $1,321,262
                                       ==========    ==========   ==========

          FIXED CHARGES:
            Interest on mortgage        $ 452,921     $ 486,791    $ 526,977
              bonds

            Interest on other long         16,811        26,456       44,071
              -term debt

            Amortization of debt           11,110        11,067        9,959
              discount, (premium) and
              expense

            Amortization of loss on        24,208        22,520       19,547
              reacquired debt

            Other interest charges         30,328        48,872       28,994

            Preferred trust securties      59,675        33,001        1,801
              distributions

            Rentals representative of      21,508        20,588       24,329
              the interest factor       ---------     ---------    ---------

               Total fixed charges      $ 616,561     $ 649,295    $ 655,678
                                        =========     =========    =========

            Preferred dividends*           15,215        68,988       93,489
                                         --------      --------     --------

               Fixed charges and         $631,775      $718,283     $749,167
               preferred dividends       ========      ========     ========


          RATIO OF EARNINGS TO FIXED         2.84          2.95         2.02
            CHARGES                          ----          ----         ----


          RATIO OF EARNINGS TO FIXED         2.77          2.67         1.76
            CHARGES AND PREFERRED            ----          ----         ----
            DIVIDENDS



                                               TWELVE MONTHS ENDED
                                         ---------------------------------
                                                   DECEMBER 31,
                                         ---------------------------------
                                             1994        1993         1992
                                             ----        ----         ----
                                       THOUSANDS OF DOLLARS, EXCEPT RATIOS

          EARNINGS
            Net income                 $  658,192  $  476,526    $ 821,123

            Add:  Total income taxes      342,687     241,740      241,852

               Fixed charges (see         688,194     715,609      719,644
                 detail below)         ----------  ----------    ---------

                 Total earnings        $1,689,073  $1,433,875   $1,782,619
                                       ==========  ==========   ==========

          FIXED CHARGES:
            Interest on mortgage bonds $  567,363  $  610,999   $  598,235

            Interest on other long         32,183      45,787       54,379
              term debt

            Amortization of debt            8,615       6,493        4,778
              discount, (premium) and
              expense

            Amortization of loss on        17,608      12,471        9,301
              reacquired debt

            Other interest charges         36,408      10,222       22,123

            Preferred trust securties          --          --           --
              distributions

            Rentals representative of      26,017      29,637       30,828
              the interest factor      ----------  ----------    ---------

               Total fixed charges     $  688,194  $  715,609   $  719,644
                                       ==========  ==========   ==========

            Preferred dividends*          143,233     168,465      143,778
                                       ----------  ----------    ---------

               Fixed charges and         $831,427    $884,074     $863,422
               preferred dividends     ==========  ==========    =========


          RATIO OF EARNINGS TO FIXED         2.45        2.00         2.48
            CHARGES                          ----        ----         ----

          RATIO OF EARNINGS TO FIXED         2.03        1.62         2.06
            CHARGES AND PREFERRED            ----        ----         ----
            DIVIDENDS





          * Preferred dividends represent (1) the portion of preferred dividends deductible for federal income tax purposes, plus
               (2) the balance of preferred dividend requirements multiplied by the ratio of pre-tax income to net income.


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